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                    Exhibit (b)(1)(B) Amendment dated October 20, 2005 to Bylaws

                             AMENDMENT TO BYLAWS FOR

                                WM VARIABLE TRUST

                                October 20, 2005

Paragraph 3.1 of Article 3 of the Bylaws of WM Variable Trust is hereby replaced with the following:

     3.1 Enumeration; Qualification. The officers of the Trust shall be a President, a Treasurer, a Secretary, and such other officers, including a Controller, if any, as the Trustees from time to time may in their discretion elect. The officers of the Board shall be a Chairman of the Trustees and such other officers, if any, as the Trustees from time to time may in their discretion elect. The Trust or the Board may also have such agents as the Trustees from time to time may in their discretion appoint. The Chairman of the Trustees shall be a Trustee and may but need not be a Shareholder; and any other officer may but need not be a Trustee or a Shareholder. Any two or more offices may be held by the same person.

A new Paragraph 3.9 of Article 3 is hereby added to the Bylaws of WM Variable Trust, as follows:

     3.9 No Additional Duty or Liability. For the sake of clarification and without limiting the foregoing, neither the appointment, designation or identification of a Trustee as the Chairman of the Trustees, a member or chairman of a committee of the Board, an expert on any topic or in any area (including an audit committee financial expert) or as having any other special appointment, designation or identification, nor any action taken, nor any failure to act, in such capacity, shall (a) impose on that person any duty, obligation or liability that is greater than the duties, obligations and liabilities imposed on that person as a Trustee in the absence of the appointment, designation or identification or (b) affect in any way such Trustee's rights or entitlement to indemnification, and no Trustee who has special skills or expertise, or is appointed, designated or identified as aforesaid, shall (x) be held to a higher standard of care by virtue thereof or
(y) be limited with respect to any indemnification to which such Trustee would otherwise be entitled.